FOR IMMEDIATE RELEASE

Date:	October 21, 2013
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY EARNINGS

Porterville, CA – October 21, 2013 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-month and nine-month periods ended September 30, 2013. Sierra Bancorp recognized net income of $3.367 million for the third quarter of 2013, more than double the level of net income recognized in the third quarter of 2012. The increase is primarily the result of a reduced loan loss provision, partially offset by a drop in net interest income. The Company’s return on average assets was 0.97% in the third quarter of 2013, relative to 0.46% in the third quarter of 2012. The Company’s return on average equity also increased to 7.60% in the third quarter of 2013 from 3.74% in the third quarter of 2012, and diluted earnings per share increased to $0.23 in the third quarter of 2013 from $0.12 in the third quarter of 2012. For the first nine months of 2013 the Company recognized net income of $9.499 million, with an annualized return on average equity of 7.23% and return on average assets of 0.91%.

Total assets were down $55 million, or 4%, during the first nine months of 2013, due to net contraction of $69 million in gross loan balances and a reduction of $11 million in foreclosed assets, partially offset by growth in investment securities. Loan volume was primarily impacted by a $90 million drop in mortgage warehouse loans resulting from lower credit line utilization, although the Company did experience considerable growth in commercial real estate loans and agricultural loans. A $13 million reduction in nonperforming loans also contributed to the decline in gross loans, and total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by close to $24 million, or 33%, during the first nine months of 2013. Total deposits were down $23 million, or 2%, for the first nine months of 2013, due to the maturity of a $5 million brokered time deposit and a drop of $29 million in customer time deposits, partially offset by an increase in total non-maturity deposits. Non-deposit borrowings were reduced by $37 million during the first nine months of 2013.

“We were pleased to maintain our momentum in the recently-concluded quarter, where once again we recognized relatively strong net income and achieved credit quality improvement,” commented James C. Holly, President and CEO. “Mortgage warehouse loans declined by $24 million in the third quarter as a result of the slowdown in mortgage lending activity, but the good news is that our concentrated efforts produced strong loan growth in other areas which offset that decline,” he noted further. “While we can’t state with certainty that difficult times are behind us, we can say with assurance that it has been the loyalty and dedication of our customers, shareholders, and staff that have carried us through the downturn and positioned us to once again realize our potential as a top-performing bank,” Holly affirmed in conclusion.

Sierra Bancorp Financial Results

October 21, 2013

Financial Highlights

As noted above, net income increased by $1.732 million, or 106%, for the third quarter of 2013 relative to the third quarter of 2012, and by $3.412 million, or 56%, for the first nine months of 2013 relative to the first nine months of 2012. Net interest income, however, fell by $1.128 million, or 9%, for the comparative quarters, and was down $2.047 million, or 5%, for the comparative year-to-date periods. The decline in net interest income in the third quarter is due to a 28 basis point drop in the Company’s net interest margin, combined with contraction in average interest-earning assets. For the comparative year-to-date periods, the reduced level of net interest income is due to a 29 basis point drop in our net interest margin, partially offset by the impact of a $22 million increase in average interest-earning assets resulting from growth in the average balance of loans outstanding. Negative factors affecting the Company’s net interest margin in 2013 include a shift from higher yielding loan categories to lower-yielding loan types, and lower loan yields across the board resulting from intense competition for quality loans. However, those negatives were partially mitigated by a relatively large increase in the average balance of non-interest bearing demand deposits, a shift in average interest-bearing liabilities from higher-cost borrowed money and time deposits into lower-cost deposit categories, and a slight drop in deposit rates. Also impacting the variance in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that had been on non-accrual status. The Company had net interest recoveries (recoveries less reversals) of $39,000 in the third quarter of 2013, relative to net interest recoveries of only $2,000 in the third quarter of 2012. For the first nine months, the Company had net interest recoveries of $161,000 in 2013 relative to net interest recoveries of $148,000 in 2012.

The single largest factor impacting the increase in net income in 2013 was a lower loan loss provision. The Company’s loan loss provision was reduced by $3.900 million, or 83%, in the third quarter of 2013 relative to the third quarter of 2012, and was down $7.760 million, or 73%, for the comparative nine-month periods.

Total non-interest income fell by $61,000, or 1%, for the comparative quarters, and $147,000, or 1%, for the year-to-date comparison. The largest component of non-interest income, service charges on deposit accounts, declined by $171,000 for the quarter and $587,000 for the first nine months, due in large part to certain debit card interchange fees that were included with service charges on deposits in 2012 but are reflected in other non-interest income in 2013. Loan sale income did not change materially in 2013 relative to 2012 but non-recurring gains on the sale of investments were lower, and if not for the drop in investment gains total non-interest income would have been close to the same for the comparative periods. Net increases in other non-interest income totaling $223,000 for the quarter and $646,000 for the first nine months can be explained primarily by the addition of the aforementioned debit card interchange fees, since other significant variances in the accounts comprising this line item effectively offset one another.

Total non-interest expense was relatively flat for the comparative periods, although there were some significant swings within the subcategories comprising non-interest expense. The largest component, salaries and benefits, increased by $116,000, or 2%, for the quarter, and $862,000, or 5%, for the first nine months. The increases were due primarily to regular annual salary adjustments, and strategic staff additions that position the Company to take advantage of potential growth opportunities. Occupancy expense reflects a modest decline in 2013, due mainly to lower depreciation expense on furniture and equipment. Other non-interest expenses were about the same for the quarterly comparison, but fell by $833,000, or 6%, for the first nine months due in large part to lower net costs associated with foreclosed assets.

The Company’s provision for income taxes was 16% of pre-tax income in the third quarter of 2013 but was negative in the third quarter of 2012, and the provision was 19% of pre-tax income for the first nine months of 2013 relative to only 1% for the first nine months of 2012. The higher tax provisioning rate in 2013 is primarily the result of an increase in taxable income relative to the Company’s available tax credits. Tax credits include those associated with investments in low-income housing tax credit funds, as well as hiring tax credits.

(more)

Sierra Bancorp Financial Results

October 21, 2013

Balance sheet changes during the nine months ended September 30, 2013 include a reduction in total assets of $55 million, or 4%, due in large part to lower loan balances. Loans secured by agricultural real estate actually increased by $42 million during the first nine months of 2013, agricultural production loans were up $4 million, and commercial real estate loans grew $7 million, but those increases were offset by contraction in other categories so aggregate loan balances ended the period $69 million lower. The most significant factor in the overall decline was a $90 million drop in balances outstanding on mortgage warehouse lines, and the drop in loan balances also includes a $13 million reduction in nonperforming loans. Other assets also reflect a drop of $11 million, or 10%, for the first nine months of 2013, due to a lower level of foreclosed assets. Decreases in loans and other assets were partially offset by a $26 million increase in investment securities.

The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 5.97% at September 30, 2013, compared to 8.10% at December 31, 2012. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $17 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of September 30, 2013, relative to $19 million at December 31, 2012.

The Company’s allowance for loan and lease losses was $11.8 million as of September 30, 2013. This represents a decline of $2.0 million, or 15%, relative to year-end 2012, due to a reduction in general reserves consistent with lower loan balances and improvement in asset quality, and lower specific reserves consistent with the reduction in impaired loans. Net loans charged off against the allowance totaled $1.156 million in the third quarter of 2013, a drop of 80% in comparison to net charge-offs of $5.757 million in the third quarter of 2012, while net charge-offs were $4.899 million during the first nine months of 2013 relative to net charge-offs of $15.087 million in the first nine months of 2012. The overall allowance declined slightly as a percentage of total loans, to 1.46% at September 30, 2013 from 1.58% at December 31, 2012. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2013, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

On the liability side of the balance sheet, total deposits declined by $23 million, or 2%, during the first nine months of 2013, due primarily to the maturity of a $5 million brokered time deposit and the runoff of $29 million in customer time deposits. That runoff was partially offset by a net increase of $12 million, or 1%, in core non-maturity deposits. There was no change in the balance of junior subordinated debentures (trust preferred securities), but other interest-bearing liabilities, comprised primarily of Federal Home Loan Bank borrowings, were reduced by $37 million, or 87%, during the first nine months of 2013. Total capital increased by $4 million, or 2%, to $178 million at September 30, 2013. Risk-based capital ratios increased, as well, due to a drop in risk-adjusted assets and the addition of net income to capital (net of dividends paid).

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

(more)

Sierra Bancorp Financial Results

October 21, 2013

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

(more)

Sierra Bancorp Financial Results

October 21, 2013

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2013	9/30/2012	% Change	9/30/2013	9/30/2012	% Change
Interest Income	$12,791	$14,192	-9.9%	$38,597	$41,513	-7.0%
Interest Expense	790	1,063	-25.7%	2,479	3,348	-26.0%
Net Interest Income	12,001	13,129	-8.6%	36,118	38,165	-5.4%

Provision for Loan & Lease Losses	800	4,700	-83.0%	2,850	10,610	-73.1%
Net Int after Provision	11,201	8,429	32.9%	33,268	27,555	20.7%

Service Charges	2,354	2,525	-6.8%	6,642	7,229	-8.1%
Loan Sale & Servicing Income	26	49	-46.9%	98	149	-34.2%
Other Non-Interest Income	1,939	1,716	13.0%	5,710	5,064	12.8%
Gain (Loss) on Investments	-	90	-100.0%	6	161	-96.3%
Total Non-Interest Income	4,319	4,380	-1.4%	12,456	12,603	-1.2%

Salaries & Benefits	5,394	5,278	2.2%	16,717	15,855	5.4%
Occupancy Expense	1,554	1,669	-6.9%	4,702	4,721	-0.4%
Other Non-Interest Expenses	4,542	4,548	-0.1%	12,608	13,441	-6.2%
Total Non-Interest Expense	11,490	11,495	0.0%	34,027	34,017	0.0%

Income Before Taxes	4,030	1,314	206.7%	11,697	6,141	90.5%
Provision for Income Taxes	663	(321)	-306.5%	2,198	54	3970.4%
Net Income	$3,367	$1,635	105.9%	$9,499	$6,087	56.1%

Tax Data
Tax-Exempt Muni Income	$699	$700	-0.1%	$1,990	$2,052	-3.0%
Tax-Exempt BOLI Income	$435	$392	11.0%	$1,259	$1,135	10.9%
Interest Income - Fully Tax Equiv	$13,151	$14,553	-9.6%	$39,622	$42,570	-6.9%

Net Charge-Offs (Recoveries)	$1,156	$5,757	-79.9%	$4,899	$15,087	-67.5%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2013	9/30/2012	% Change	9/30/2013	9/30/2012	% Change
Basic Earnings per Share	$0.24	$0.12	100.0%	$0.67	$0.43	55.8%
Diluted Earnings per Share	$0.23	$0.12	91.7%	$0.67	$0.43	55.8%
Common Dividends	$0.07	$0.06	16.7%	$0.19	$0.18	5.6%

Wtd. Avg. Shares Outstanding	14,176,732	14,103,543		14,139,697	14,102,880
Wtd. Avg. Diluted Shares	14,329,177	14,138,682		14,256,782	14,114,962

Book Value per Basic Share (EOP)	$12.54	$12.37	1.4%	$12.54	$12.37	1.4%
Tangible Book Value per Share (EOP)	$12.15	$11.98	1.4%	$12.15	$11.98	1.4%

Common Shares Outstanding (EOP)	14,194,659	14,103,849		14,194,659	14,103,849

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2013	9/30/2012	9/30/2013	9/30/2012
Return on Average Equity	7.60%	3.74%	7.23%	4.73%
Return on Average Assets	0.97%	0.46%	0.91%	0.59%
Net Interest Margin (Tax-Equiv.)	3.99%	4.27%	4.00%	4.29%
Efficiency Ratio (Tax-Equiv.)	68.20%	64.03%	67.83%	65.17%
Net C/O's to Avg Loans (not annualized)	0.15%	0.71%	0.61%	1.95%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2013	9/30/2012	% Change	9/30/2013	9/30/2012	% Change
Average Assets	$1,376,211	$1,405,624	-2.1%	$1,389,130	$1,369,255	1.5%
Average Interest-Earning Assets	$1,230,524	$1,256,160	-2.0%	$1,242,341	$1,220,806	1.8%
Avg Loans & Leases (net of def fees)	$796,194	$813,962	-2.2%	$809,615	$775,395	4.4%
Average Deposits	$1,154,978	$1,149,666	0.5%	$1,157,800	$1,124,642	2.9%
Average Equity	$175,706	$174,064	0.9%	$175,705	$172,059	2.1%

(more)

Sierra Bancorp Financial Results

October 21, 2013

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	9/30/2013	12/31/2012	9/30/2012	Annual Chg
ASSETS
Cash and Due from Banks	$60,969	$61,818	$45,095	35.2%
Securities and Fed Funds Sold	406,089	380,188	414,635	-2.1%
Loans Held for Sale	267	210	618	-56.8%

Agricultural Production Loans	26,744	22,482	20,969	27.5%
Comm'l & Industrial Loans & Leases	87,138	92,587	81,411	7.0%
Mortgage Warehouse Lines	80,160	170,324	154,486	-48.1%
Real Estate Loans	576,016	545,789	539,565	6.8%
SBA Loans	16,404	20,523	20,228	-18.9%
Consumer Loans	23,866	28,090	30,471	-21.7%
Gross Loans & Leases	810,328	879,795	847,130	-4.3%
Deferred Loan Fees	1,246	1,156	926	34.6%
Loans & Leases Net of Deferred Fees	811,574	880,951	848,056	-4.3%
Allowance for Loan & Lease Losses	(11,824)	(13,873)	(12,806)	-7.7%
Net Loans & Leases	799,750	867,078	835,250	-4.3%

Bank Premises & Equipment	20,493	21,830	22,218	-7.8%
Other Assets	95,731	106,779	105,486	-9.2%
Total Assets	$1,383,299	$1,437,903	$1,423,302	-2.8%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$354,814	$352,597	$323,184	9.8%
Int-Bearing Transaction Accounts	275,253	281,426	263,572	4.4%
Savings Deposits	137,680	118,547	112,025	22.9%
Money Market Deposits	67,691	71,222	72,266	-6.3%
Customer Time Deposits	306,040	335,242	359,806	-14.9%
Wholesale Brokered Deposits	10,000	15,000	15,000	-33.3%
Total Deposits	1,151,478	1,174,034	1,145,853	0.5%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	5,696	43,069	56,534	-89.9%
Total Deposits & Int.-Bearing Liab.	1,188,102	1,248,031	1,233,315	-3.7%

Other Liabilities	17,141	15,980	15,514	10.5%
Total Capital	178,056	173,892	174,473	2.1%
Total Liabilities & Capital	$1,383,299	$1,437,903	$1,423,302	-2.8%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	9/30/2013	12/31/2012	9/30/2012	Annual Chg
Non-Accruing Loans	$40,041	$53,094	$28,854	38.8%
Foreclosed Assets	8,904	19,754	19,835	-55.1%
Total Nonperforming Assets	$48,945	$72,848	$48,689	0.5%

Performing TDR's (not incl. in NPA's)	$16,854	$18,652	$36,888	-54.3%

Non-Perf Loans to Gross Loans	4.94%	6.03%	3.41%
NPA's to Loans plus Foreclosed Assets	5.97%	8.10%	5.62%
Allowance for Ln Losses to Loans	1.46%	1.58%	1.51%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2013	12/31/2012	9/30/2012
Shareholders Equity / Total Assets	12.9%	12.1%	12.3%
Loans / Deposits	70.4%	74.9%	73.9%
Non-Int. Bearing Dep. / Total Dep.	30.8%	30.0%	28.2%

#####################################